Exhibit 99.(12)

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

August 29, 2022

The Prudential Variable Contract Account-2
655 Broad Street
Newark, New Jersey 07102

Re:	Restructuring of The Prudential Variable Contract Account-2 to change from a management investment company to a unit investment trust invested solely in shares of an underlying fund

Ladies and Gentlemen:

We are acting as special tax counsel to The Prudential Variable Contract Account-2 (“VCA 2”), a separate account, established and existing under the laws of the State of New Jersey, of The Prudential Insurance Company of America (“Prudential”), a life insurance company organized and existing under the laws of the State of New Jersey. VCA 2 is registered with the Securities and Exchange Commission (the “Commission”) as an open-end, diversified management investment company and is an investment option under group variable annuity contracts offered by Prudential for use with retirement arrangements qualified under Section 403(b) of the Internal Revenue Code of 1986, as amended and currently in effect (the “Code”).

This opinion letter is delivered to you in connection with the restructuring of VCA 2 to change VCA 2 from a management investment company overseen by the Committee of VCA 2 (the “Committee”) to a unit investment trust invested solely in shares of an underlying fund—the Fidelity VIP Index 500 Portfolio (the “Fidelity Fund,” and such restructuring, the “Restructuring”). The Restructuring will be completed by the sale of all of the securities of VCA 2 for cash and the purchase of shares of the Fidelity Fund for cash. In connection with the filing by VCA 2 and the Fidelity Fund of Registration Statements on Form N-14, as amended and supplemented to date (the “Registration Statements”), you have asked for our opinion regarding certain United States federal income tax consequences of the Restructuring. This opinion letter addresses certain tax consequences of the Restructuring under the Code. Unless otherwise specifically indicated, all “Section” references are to the Code.

The Prudential Variable Contract Account-2

August 29, 2022

We have examined the Proxy Statement and Prospectus relating to the Restructuring (the “Prospectus”) to be filed with the Commission in the Registration Statements on or about the date hereof pursuant to the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Commission thereunder. In addition, in rendering our opinion we have relied upon certain statements, representations and warranties made by VCA 2 in (i) an Officers’ Certificate provided to us in connection with our preparation of this opinion, and (ii) the Prospectus, which we have neither investigated nor verified. We have assumed that such statements, representations and warranties are true, correct, complete, and not breached and will continue to be so through the date of the Restructuring, that no actions that are inconsistent with such statements, representations and warranties will be taken, and that all representations, statements, and warranties made “to the best knowledge of” any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification.

We also have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, the conformity to the final documents of all documents submitted to us as drafts, and the accuracy and completeness of all records made available to us. In addition, we have assumed that the Restructuring will be consummated as described in the Prospectus and that each of the parties to the Restructuring will comply with all reporting obligations with respect to the Restructuring required under the Code and the Treasury Regulations thereunder.

Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) by any party to the Restructuring as to the federal income tax consequences of any aspect of the Restructuring.

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Based upon and subject to the foregoing, as well as the limitations set forth below, it is our opinion, under currently applicable United States federal income tax law, that the Restructuring should not have any tax impact on contractholders and participants having voting rights (collectively, "Participants") in VCA 2 because, as investors in group variable annuity contracts, Participants are taxed based on the tax rules applicable to Section 403(b) retirement plans, which generally permit tax-free accumulation with taxes on withdrawals without any regard to the operations of VCA 2.

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The Prudential Variable Contract Account-2

August 29, 2022

We express no opinion herein other than the opinion expressly set forth above. In particular, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state, or local tax law. You should recognize that our opinion is not binding on the IRS and that a court or the IRS may disagree with the opinion contained herein. Although we believe that our opinion will be sustained if challenged, there can be no assurance that this will be the case. The discussion and conclusions set forth above are based upon current provisions of the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder, and existing administrative and judicial interpretations thereof, all of which are subject to change, potentially with retroactive effect. Changes in applicable law could adversely affect our opinion. We do not undertake to advise you as to any changes after the date hereof in applicable law that may affect our opinion.

We hereby consent to the filing of this opinion letter as an exhibit to each Registration Statement and to the use of our name and to any reference to our firm in each Registration Statement or in the Prospectus constituting a part thereof. In giving such consent, we do not hereby admit that we are the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Goodwin Procter LLP
Goodwin Procter LLP